UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MANDALAY RESORT GROUP

(Exact name of registrant as specified in its charter)

Nevada	88-0121916
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3950 Las Vegas Boulevard South Las Vegas, Nevada	89119 (Zip Code)
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Common Stock	New York Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

     Securities Act registration statement file number to which this form relates: 001-08570 (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

NONE
(Title of Class)

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ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

     We have amended our rights agreement so that our recently announced merger with MGM Mirage does not cause the rights to separate from our common shares or permit our stockholders to exercise the rights. A complete description of the amendment to our rights agreement is set forth below.

     AMENDMENT TO THE RIGHTS AGREEMENT. On June 16, 2004, Mandalay Resort Group (formerly Circus Circus Enterprises, Inc.) (the “Company”) and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the “Rights Agent”), entered into an Amendment (the “Amendment”) to the Rights Agreement, effective as of July 14, 1994, as amended by an Amendment to the Rights Agreement, effective as of April 16, 1996 (as so amended, the “Rights Agreement”), between the Company and the Rights Agent. The Amendment provides, among other things, that neither MGM Mirage, nor MGM Mirage Acquisition Co. #61 or any Affiliate or Associate of either shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of (i) the announcement of the Merger, (ii) the acquisition of Common Stock of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.

     In addition, the Amendment amends Sections 3.1 and 24 of the Rights Agreement to provide that notwithstanding anything in the Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred and the Company shall not be obligated to provide any notice pursuant to Section 24 as a result of (i) the announcement of the Merger, (ii) the acquisition of Common Stock of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.

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     The amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

ITEM 2. EXHIBITS.

     The following exhibit is filed herewith and incorporated herein by reference.

Exhibit No.	Description
1	Amendment to the Rights Agreement, dated as of June 16, 2004, between the Company and Wells Fargo Bank Minnesota, N.A.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 17, 2004
MANDALAY RESORT GROUP
	By:	/s/ Les Martin
		Name:	Les Martin
		Title:	Vice President, Chief Accounting Officer and Treasurer

Exhibit 1

          AMENDMENT dated as of June 16, 2004, to the Rights Agreement dated as of July 14, 1994, as amended April 16, 1996 (the “Rights Agreement”), between MANDALAY RESORT GROUP (formerly Circus Circus Enterprises, Inc.) (the “Company”) and WELLS FARGO BANK MINNESOTA, N.A., as Rights Agent (the “Rights Agent”).

     Pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the following actions are hereby taken prior to executing the Merger Agreement referred to below:

     Section 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

     (a) the definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is amended to add the following sentence at the end thereof:

     “Notwithstanding anything in this Rights Agreement to the contrary, none of MGM MIRAGE, MGM Mirage Acquisition Co. #61 or any Affiliate or Associate of either shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of (i) the announcement of the Merger, (ii) the acquisition of Common Stock of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.”

     (b) the following definitions shall be added to Section 1 of the Rights Agreement and the remaining sections shall be renumbered accordingly:

     1.8 “ “Merger” shall have the meaning assigned to such term in the Merger Agreement.”

     1.9 “ “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of June 16, 2004 among MGM MIRAGE, MGM Mirage Acquisition Co. #61 and the Company.”

     (c) Section 3.1 of the Rights Agreement is amended to add the following sentence at the end thereof:

     “Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the announcement of the Merger, (ii) the acquisition of Common Stock of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.”

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     (d) Section 24 of the Rights Agreement is amended to add the following sentence at the end thereof:

     “Notwithstanding anything in this Rights Agreement to the contrary, the Company shall not be obligated to provide any notice pursuant to this Section 24 as a result of (i) the announcement of the Merger, (ii) the acquisition of Common Stock of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.”

     Section 2. Full Force and Effect. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within the State.

     Section 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 5. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

[SIGNATURE PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MANDALAY RESORT GROUP

By:	/s/ Les Martin

	Name:	Les Martin
	Title:	Vice President, Chief Accounting Officer and Treasurer

WELLS FARGO BANK MINNESOTA, N.A., as Rights Agent

By:	/s/ Nancy Rosengren

	Name:	Nancy Rosengren
	Title:	Vice President